Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2006

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer (253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED THIRD QUARTER 2006 EARNINGS

THIRD QUARTER HIGHLIGHTS

•	Net income of $8.3 million, up 5% from third quarter 2005.

•	Earnings per diluted share of $0.52, up 4% from the same period in 2005.

•	Total loans were $1.66 billion, an increase of 6% from December 31, 2005.

•	Efficiency ratio improves to 58.81%

•	Core earnings for first 9 months of 2006 increased 17%.

•	President & CEO Melanie Dressel named one of Top 25 Most Powerful Women in Banking by U.S. Banker magazine

TACOMA, Washington——Columbia Banking System, Inc. (NASDAQ: COLB) today announced earnings for the third quarter 2006 of $8.3 million, up 5% from $8.0 million for the third quarter of 2005. Earnings per share were $0.52 per diluted share, an increase of 4% from $0.50 per diluted share one year ago. Return on average assets and return on average equity for the third quarter 2006 were 1.32% and 13.88%, respectively, compared to 1.36% and 14.45%, respectively, for the third quarter of the prior year. Revenue (net interest income plus noninterest income) was $30.5 million for the third quarter of 2006, up 2% from $29.8 million one year ago.

Net income for the nine months ended September 30, 2006 increased $2.8 million to $23.8 million, up 13% from $21.0 million for the first nine months of 2005. On a diluted per share basis, net income for the nine months ended September 30, 2006 was $1.47, compared with $1.33 for the same period last year, an increase of 11%. Return on average assets and return on average equity for the nine months ended September 30, 2006 were 1.29% and 13.58%, respectively, compared to 1.23% and 13.30%, respectively for the same period of 2005. Revenue for the nine months ended September 30, 2006 was $91.4 million, up 7% from $85.3 million for the first nine months of 2005.

For the nine months ended September 30, 2006, core earnings were $24.5 million, an increase of 17% from $21.0 million for the nine months ended September 30, 2005; core earnings on a diluted per share basis for the nine months ended September 30, 2006 were $1.52 compared with $1.33 for the same period in 2005, an increase of 14%. Columbia recorded mark-to-market adjustments for interest rate floor instruments in the second and third quarters of 2006. In July 2006, Columbia achieved hedge accounting treatment for these instruments. Therefore, no future mark-to-market adjustments to earnings will be necessary. Please refer to the table under Core Financial Results.

Melanie Dressel, President & Chief Executive Officer said, “Our earnings continued to improve as a result of loan growth, increased interest income and effective expense management. Much of our focus this year has been on managing the composition of our balance sheet to minimize both interest rate and economic risks, as well as on the enhancement and adaptability of our core systems, enabling us to aggressively pursue our strategic plans going forward. As always, we have maintained our focus on growing our core deposits by deepening our customer relationships. While we are not immune to the industry-wide competition for low cost deposits and the resulting pressure on our net interest margin, we have been able to maintain a strong and stable core deposit base of over 72% of our total deposits.”

Ms. Dressel noted, “While the rate of loan growth this year has moderated, we achieved 6% growth since year-end 2005. We have maintained a diverse portfolio. In spite of the increasingly competitive lending environment in all the markets we serve, we have seen 6% growth in our commercial business loans and 8% growth in commercial real estate loans. As we anticipate the end of the current credit cycle, we feel it is prudent to maintain our discipline in both credit administration and in the diversification of our loan portfolio.”

At September 30, 2006, Columbia’s total assets were $2.51 billion, an increase of 5% from $2.38 billion at December 31, 2005. Total loans were $1.66 billion at September 30, 2006, up 6% from $1.56 billion at year-end 2005, and 10% from $1.51 billion at September 30, 2005. Total deposits increased to $2.02 billion during the first nine months of 2006, an increase of 1% from December 31, 2005. Core deposits totaled $1.46 billion at September 30, 2005, comprising 72% of total deposits.

Core Financial Results

Excluding the valuation adjustment for Columbia’s interest rate floors, core earnings for the third quarter 2006 were $7.9 million, compared to $8.0 million for the third quarter of 2005. Core earnings were $0.49 per diluted share, a decrease of 2% from $0.50 per diluted share one year ago. For the nine months ended September 30, 2006, core earnings were $24.5 million, an increase of 17% from $21.0 million for the nine months ended September 30, 2005; core earnings on a diluted per share basis for the nine months ended September 30, 2006 was $1.52 compared with $1.33 for the same period in 2005, an increase of 14%. Return on average assets and return on average equity for first nine months of 2006 were 1.33% and 13.99%, respectively, compared to 1.23% and 13.30%, respectively, for the period in 2005.

As noted above, core earnings for the third quarter 2006 were $7.9 million. Core earnings for the second quarter 2006, in which Columbia first purchased the interest rate floors, were $8.4 million. Core earnings were $0.49 per diluted share for the third quarter 2006, a decrease of 6% from $0.52 per diluted share for the second quarter 2006, a result of compression in the net interest margin.

The following tables reconcile GAAP net income to core earnings, including per-share figures:

(Dollars in thousands, except per Share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net income	$8,335	7,952	$23,762	$21,048
Add (Subtract): Interest rate floor mark-to-market, net of tax	(397)	—	757	—

Core earnings	$7,938	$7,952	$24,519	$21,048

Earnings per Diluted Share:
GAAP earnings	$0.52	$0.50	$1.47	$1.33
Core earnings	$0.49	$0.50	$1.52	$1.33

	Three months ended
	September 30, 2006	June 30, 2006
Net income	$8,335	$7,239
Add (Subtract): Interest rate floor mark-to-market, net of tax	(397)	1,153

Core earnings	$7,938	$8,392

Earnings per Diluted Share:
GAAP earnings	$0.52	$0.45
Core earnings	$0.49	$0.52

Third Quarter 2006 Operating Results

Net Interest Income

Net interest income increased $1.1 million, or 5%, in the third quarter 2006 compared to the third quarter 2005. The increase is primarily due to moderately increased loan volumes along with rising short-term interest rates. Columbia’s net interest margin decreased slightly to 4.41% in the third quarter of 2006, from 4.45% for the same period in 2005 as slower deposit growth resulted in increased reliance on higher cost deposits and borrowings. For the three months and nine months ended September 30, 2006, deposit and borrowing costs have increased faster than loan yields.

Average interest-earning assets increased to $2.29 billion, or 7%, during the third quarter of 2006, compared with $2.14 billion during the third quarter of 2005. The yield on average interest-earning assets increased 95 basis points to 6.97% during the third quarter of 2006, from 6.02% for the same period in 2005. Average interest-bearing liabilities increased to $1.80 billion from $1.65 billion last year. The cost of average interest-bearing liabilities increased 123 basis points to 3.25% in the third quarter of 2006, compared to 2.02% in the third quarter of 2005.

For the nine months ended September 30, 2006, net interest income increased 9% to $73.0 million from $67.0 million for the same period last year. During the first nine months of 2006, Columbia’s net interest margin increased to 4.51% from 4.39% for the same period of 2005. Average interest-earning assets grew to $2.25 billion during the first nine months of 2006, compared with $2.10 billion for the same period of 2005. The yield on average interest-earning assets increased 99 basis points to 6.80% during the first nine months of 2006, from 5.81% in 2005. In comparison, average interest-bearing liabilities grew to $1.76 billion compared with $1.64 billion for the first nine months of 2005. The cost of average interest-bearing liabilities increased 111 basis points to 2.93% during the first nine months of 2006, compared to 1.82% for the same period in 2005.

Noninterest income

Total noninterest income for the third quarter 2006 was $6.1 million, a decrease of 6% from $6.5 million a year ago. The decrease is partially due to decreases in merchant services fees, service charges on deposit accounts and mortgage banking income. The gross volume for merchant card services increased for the first nine months of 2006; however, the increased income attributable to volume was offset by net fees paid to the card associations. Total noninterest income for the first nine months of 2006 was $18.35 million, unchanged from $18.32 million for the same period of 2005.

Decreases in mortgage banking income due to declining trends in refinance activity and increases in competitive pricing in the secondary market were offset by increases in service charges and other income.

Noninterest expense

Noninterest expense for the third quarter of 2006 was $18.1 million, a decrease of 4% from $18.8 million for the same period in 2005. This decrease is partially due to the valuation adjustment of the prime rate floor instruments of $611,000, as well as decreases in data processing and legal and professional services expenses.

Noninterest expense for the first nine months of 2006 was $57.6 million, an increase of 5% from $54.6 million for the same period of 2005. The increase is primarily due to the prime rate floor market valuation adjustment of $1.2 million as well as higher occupancy and advertising and promotion expenses. Noninterest expense for the first nine months of 2006 excluding the valuation adjustment of the interest rate floors was $56.4 million, an increase of 3% from $54.6 million for the first nine months of 2005.

Nonperforming Assets and Loan Loss Provision

During the third quarter of 2006, the Company allocated $650,000 to its provision for loan and lease losses, compared to $245,000 for the same period in 2005. The increased allocation for the three months ending September 30, 2006 is due to moderate loan growth during the period coupled with an increase in loan charge-offs when compared to the third quarter of 2005. For the first nine months of 2006, the Company allocated $1.1 million to its provision for loan and lease losses, compared to $1.5 million for the same period in 2005. This decreased allocation is consistent with the rate of loan growth for the first nine months of 2006 compared to the same period in 2005. The ratio of the allowance for credit losses to nonperforming loans was 427% at September 30, 2006 compared with 429% at December 31, 2005 and 329% at September 30, 2005.

Expansion Activities

Ms. Dressel commented, “We are continuing our efforts to move our style of banking into strategic new markets in the Pacific Northwest, either through de novo growth or acquisition opportunities which will need to make sense financially, be culturally compatible and present opportunities to broaden our geographic footprint. We are currently expanding space in our Seattle facility to accommodate new relationship managers in our King County market. Next year, we are planning to move our Commerce Branch in Longview to a considerably more visible and convenient location. Opening new branches has become more challenging due to increasingly limited site availability and increased time required for permitting and other issues. However, in addition to our upcoming branch location in Lacey, scheduled to open in the second quarter of 2007, our goal is to launch two branches each year.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Tillamook County: Manzanita. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
(in thousands, except per share amounts)
Earnings
Net interest income	$24,405	$23,331	$73,013	$66,978
Provision for loan and lease losses	$650	$245	$1,115	$1,505
Noninterest income	$6,108	$6,516	$18,348	$18,318
Noninterest expense	$18,098	$18,793	$57,574	$54,584
Net income	$8,335	$7,952	$23,762	$21,048
Per Share
Net income (basic)	$0.52	$0.50	$1.49	$1.34
Net income (diluted)	$0.52	$0.50	$1.47	$1.33
Averages
Total assets	$2,504,371	$2,325,262	$2,458,431	$2,282,015
Interest-earning assets	$2,290,351	$2,136,229	$2,250,192	$2,097,852
Loans	$1,647,471	$1,534,281	$1,609,739	$1,481,255
Securities	$627,821	$598,204	$630,895	$614,231
Deposits	$1,975,103	$1,948,022	$1,960,387	$1,895,919
Core deposits	$1,433,641	$1,451,054	$1,424,671	$1,409,299
Shareholders’ Equity	$238,272	$218,308	$234,015	$211,605
Financial Ratios
Return on average assets	1.32%	1.36%	1.29%	1.23%
Return on average equity	13.88%	14.45%	13.58%	13.30%
Return on average tangible equity(1)	16.32%	17.35%	16.02%	16.08%
Average equity to average assets	9.51%	9.39%	9.52%	9.27%
Net interest margin	4.41%	4.45%	4.51%	4.39%
Efficiency ratio (tax equivalent) (2)	58.81%	61.26%	59.48%	62.21%

	September 30,		December 31, 2005
Period end	2006	2005
Total assets	$2,507,450	$2,322,896	$2,377,322
Loans	$1,655,809	$1,511,386	$1,564,704
Allowance for loan and lease losses	$20,926	$20,790	$20,829
Securities	$611,497	$592,467	$585,332
Deposits	$2,020,065	$1,992,238	$2,005,489
Core deposits	$1,460,634	$1,493,925	$1,478,090
Shareholders’ equity	$245,801	$221,873	$226,242
Book value per share	$15.32	$14.04	$14.29
Tangible book value per share	$13.27	$11.93	$12.20
Nonperforming assets
Nonaccrual loans	$4,101	$6,165	$4,733
Restructured loans	804	151	124
Personal property owned	—	—	—
Real estate owned	—	—	18

Total nonperforming assets	$4,905	$6,316	$4,875

Nonperforming loans to period-end loans	0.30%	0.42%	0.31%
Nonperforming assets to period-end assets	0.20%	0.27%	0.21%
Allowance for loan and lease losses to period-end loans	1.26%	1.38%	1.33%
Allowance for loan and lease losses to nonperforming loans	426.63%	329.16%	428.84%
Allowance for loan and lease losses to nonperforming assets	426.63%	329.16%	427.26%
Net loan charge-offs	$1,018 (3)	$596 (4)	$572 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.

(3)	For the nine months ended September 30, 2006.

(4)	For the nine months ended September 30, 2005.

(5)	For the twelve months ended December 31, 2005.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Period End
	September 30,		December 31, 2005
	2006	2005
(in thousands)
Loan Portfolio Composition
Commercial business	$589,634	$556,098	$556,589
Leases	10,981	—	14,385
Real Estate:
One-to-four family residential	49,507	51,399	74,930
Five or more family residential and commercial	704,452	648,075	651,393

Total Real Estate	753,959	699,474	726,323
Real Estate Construction:
One-to-four family residential	77,093	33,075	41,033
Five or more family residential and commercial	80,918	87,895	89,134

Total Real Estate Construction	158,011	120,970	130,167
Consumer	145,873	137,881	140,110

Subtotal loans	1,658,458	1,514,423	1,567,574
Less: Deferred loan fees	(2,649)	(3,037)	(2,870)

Total loans	$1,655,809	$1,511,386	$1,564,704

Loans held for sale	$1,160	$6,704	$1,850

Deposit Composition
Demand and other noninterest bearing	$455,773	$463,560	$455,838
Interest bearing demand	395,281	343,198	339,686
Money market	495,933	571,934	563,973
Savings	113,647	116,808	118,604
Certificates of deposit	559,431	496,738	527,388

Total deposits	$2,020,065	$1,992,238	$2,005,489

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
	Sep 30 2006	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sept 30 2005
(in thousands, except per share amounts)
Earnings
Net interest income	$24,405	$24,302	$24,306	$23,934	$23,331
Provision for loan and lease losses	$650	$250	$215	$15	$245
Noninterest income	$6,108	$6,267	$5,973	$6,468	$6,516
Noninterest expense	$18,098	$21,136	$18,340	$18,271	$18,793
Net income	$8,335	$7,239	$8,188	$8,583	$7,952
Per Share
Net income [basic]	$0.52	$0.45	$0.52	$0.55	$0.50
Net income [diluted]	$0.52	$0.45	$0.51	$0.54	$0.50
Averages
Total assets	$2,504,371	$2,480,585	$2,388,680	$2,316,654	$2,325,262
Interest-earning assets	$2,290,351	$2,268,259	$2,190,872	$2,116,345	$2,136,229
Loans	$1,647,471	$1,613,253	$1,567,615	$1,534,068	$1,534,281
Securities	$627,821	$645,343	$619,428	$579,177	$598,204
Deposits	$1,975,103	$1,949,608	$1,955,851	$2,006,448	$1,948,022
Core deposits	$1,433,641	$1,414,455	$1,425,442	$1,467,077	$1,451,054
Shareholders’ Equity	$238,272	$232,614	$231,080	$223,538	$218,308
Financial Ratios
Return on average assets	1.32%	1.17%	1.39%	1.47%	1.36%
Return on average equity	13.88%	12.48%	14.37%	15.23%	14.45%
Return on average tangible equity	16.32%	14.77%	17.00%	18.17%	17.35%
Average equity to average assets	9.51%	9.38%	9.67%	9.65%	9.39%
Net interest margin	4.41%	4.47%	4.65%	4.61%	4.45%
Efficiency ratio (tax equivalent)	58.81%	60.97%	58.64%	58.46%	61.26%
Period end
Total assets	$2,507,450	$2,544,598	$2,460,453	$2,377,322	$2,322,896
Loans	$1,655,809	$1,625,255	$1,595,262	$1,564,704	$1,511,386
Allowance for loan and lease losses	$20,926	$20,990	$20,691	$20,829	$20,790
Securities	$611,497	$650,955	$634,620	$585,332	$592,467
Deposits	$2,020,065	$1,962,748	$1,990,363	$2,005,489	$1,992,238
Core deposits	$1,460,634	$1,418,313	$1,455,390	$1,478,090	$1,493,925
Shareholders’ equity	$245,801	$232,241	$231,137	$226,242	$221,873
Book value per share	$15.32	$14.49	$14.47	$14.29	$14.04
Tangible book value per share	$13.27	$12.44	$12.41	$12.20	$11.93
Nonperforming assets
Nonaccrual loans	$4,101	$4,575	$5,115	$4,733	$6,165
Restructured loans	804	1,197	1,146	124	151
Personal property owned	—	—	—	—	—
Real estate owned	—	—	18	18	—

Total nonperforming assets	$4,905	$5,772	$6,279	$4,875	$6,316

Nonperforming loans to period-end loans	0.30%	0.36%	0.39%	0.31%	0.42%
Nonperforming assets to period-end assets	0.20%	0.23%	0.26%	0.21%	0.27%
Allowance for loan and lease losses to period-end loans	1.26%	1.29%	1.30%	1.33%	1.38%
Allowance for loan and lease losses to nonperforming loans	426.63%	363.65%	330.47%	428.84%	329.16%
Allowance for loan and lease losses to nonperforming assets	426.63%	363.65%	329.53%	427.26%	329.16%
Net loan charge-offs (recoveries)	$714	$(49)	$353	$(24)	$42

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006		2005
(in thousands except per share)
Interest Income
Loans	$32,010	$26,080	$90,982		$72,215
Taxable securities	5,019	4,532	15,185		13,680
Tax-exempt securities	1,944	1,112	5,124		3,304
Deposits with banks	174	31	306		55
Federal funds sold	19	—	48		—

Total interest income	39,166	31,755	111,645		89,254
Interest Expense
Deposits	10,868	6,871	28,767		17,873
Federal Home Loan Bank advances	3,370	1,100	8,344		3,151
Long-term obligations	519	412	1,470		1,140
Other borrowings	4	41	51		112

Total interest expense	14,761	8,424	38,632		22,276

Net Interest Income	24,405	23,331	73,013		66,978
Provision for loan and lease losses	650	245	1,115		1,505

Net interest income after provision for loan and lease losses	23,755	23,086	71,898		65,473
Noninterest Income
Service charges and other fees	2,891	2,955	8,632		8,388
Mortgage banking	141	189	397		947
Merchant services fees	2,154	2,355	6,366		6,392
Gain on sale of investment securities, net	—	—	10		—
Bank owned life insurance (“BOLI”)	427	400	1,260		1,184
Other	495	617	1,683		1,407

Total noninterest income	6,108	6,516	18,348		18,318
Noninterest Expense
Compensation and employee benefits	9,878	9,434	28,973		28,140
Occupancy	2,735	2,588	8,068		7,497
Merchant processing	881	906	2,552		2,454
Advertising and promotion	608	535	2,114		1,574
Data processing	475	733	1,795		2,169
Legal & professional services	580	891	1,547		2,589
Taxes, licenses & fees	637	529	1,873		1,480
Net cost (gain) of other real estate owned	—	1	(11	)-	(8)
Net cost (gain) of interest rate floor instruments	(611)	—	1,164		—
Other	2,915	3,176	9,499		8,689

Total noninterest expense	18,098	18,793	57,574		54,584

Income before income taxes	11,765	10,809	32,672		29,207
Provision for income taxes	3,430	2,857	8,910		8,159

Net Income	$8,335	$7,952	$23,762		$21,048

Net income per common share:
Basic	$.52	$.50	$1.49		$1.34
Diluted	$.52	$.50	$1.47		$1.33
Dividend paid per common share	$0.15	$.11	$0.42		$0.27
Average number of common shares outstanding	15,981	15,746	15,931		15,672
Average number of diluted common shares outstanding	16,143	15,940	16,135		15,852

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

			September 30, 2006	December 31, 2005
(in thousands)
Assets
Cash and due from banks			$86,290	$96,787
Interest-earning deposits with banks			15,190	3,619
Federal funds sold			4,000	—

Total cash and cash equivalents			105,480	100,406
Securities available for sale at fair value (amortized cost of $606,307 and $576,619 respectively)			598,847	572,355
Securities held to maturity at cost (fair value of $2,248 and $2,587 respectively)			2,197	2,524
Federal Home Loan Bank stock			10,453	10,453
Loans held for sale			1,160	1,850
Loans, net of unearned income of ($2,649) and ($2,870) respectively			1,655,809	1,564,704
Less: allowance for loan and lease losses			20,926	20,829

Loans, net			1,634,883	1,543,875
Interest receivable			13,684	11,671
Premises and equipment, net			44,997	44,690
Real estate owned			—	18
Goodwill			29,723	29,723
Other assets			66,026	59,757

Total Assets			$2,507,450	$2,377,322

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$455,773	$455,838
Interest-bearing			1,564,292	1,549,651

Total deposits			2,020,065	2,005,489
Federal Home Loan Bank advances			191,900	94,400
Other borrowings			699	2,572
Long-term subordinated debt			22,362	22,312
Other liabilities			26,623	26,307

Total liabilities			2,261,649	2,151,080
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding
	September 30, 2006	December 31, 2005
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	16,047	15,831	166,420	162,973
Retained earnings			83,104	66,051
Accumulated other comprehensive income			(3,723)	(2,782)

Total shareholders’ equity			245,801	226,242

Total Liabilities and Shareholders’ Equity			$2,507,450	$2,377,322